EXHIBIT 10.2
HEALTHSPRING, INC.
AMENDED AND RESTATED
NON-QUALIFIED STOCK OPTION AGREEMENT
     THIS AMENDED AND RESTATED NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made and entered into as of this 1st day of October, 2007, by and between HealthSpring, Inc., a Delaware corporation (together with its Subsidiaries and Affiliates, the “Company”), and Craig S. Schub (the “Optionee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the HealthSpring, Inc. 2006 Equity Incentive Plan (the “Plan”).
     WHEREAS, the Company has adopted the Plan, which permits the issuance of stock options for the purchase of shares of the common stock, par value $0.01 per share, of the Company (the “Shares”);
     WHEREAS, the Company and Optionee previously entered into that certain Non-Qualified Stock Option Agreement dated as of April 17th, 2006 (the “Grant Date”), pursuant to which Company granted to Optionee an option to purchase 150,000 Shares (the “Original Agreement);
     WHEREAS, Optionee has notified Company of his intent to resign his employment with the Company effective as of September 30, 2007, and simultaneously with the execution hereof, the Company and Optionee are entering into a Consulting Agreement; and
     WHEREAS, the Company desires to amend and restate the Original Agreement in its entirety to confirm the number of Shares which have vested prior to the date hereof, to provide that the option to purchase shares not vested under the Original Agreement have terminated, and provide for the exercise thereof to afford the Optionee an opportunity to purchase Shares as hereinafter provided in accordance with the provisions of the Plan.
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Grant of Option.
          (a) The Company confirms the grant as of the Grant Date of the right and option (the “Option”) to purchase 37,500 Shares, in whole or in part (the “Option Stock”), at an exercise price of Seventeen and 15/100 Dollars ($17.15) per Share, on the terms and conditions set forth in this Agreement and subject to all provisions of the Plan. The option to purchase the 112,500 unvested shares under the Original Agreement are terminated. The Optionee, holder or beneficiary of the Option shall not have any of the rights of a shareholder with respect to the Option Stock until such person has become a holder of such Shares by the due exercise of the Option and payment of the Option Payment (as defined in Section 3 below) in accordance with this Agreement.

          (b) The Option shall be a non-qualified stock option. In order to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it upon the exercise of the Option, and in order to comply with all applicable federal or state tax laws or regulations, the Company may take such action as it deems appropriate to insure that, if necessary, all applicable federal, state or other taxes are withheld or collected from the Optionee.
     2. Exercise of Option. Except as otherwise provided herein, your Option with respect to the Option Stock as set forth in this Agreement is vested. If the Optionee dies prior to the expiration of the Term, this Option may thereafter be exercised by the legal representative of the estate or by the legatee of the Optionee under the will of the Optionee until the expiration of the Term of the Option. If the Optionee becomes disabled, this Option may thereafter be exercised by the personal representative or guardian of the Optionee, as applicable, until the expiration of the Term of the Option.
     3. Manner of Exercise. The Option may be exercised in whole or in part at any time within the period permitted hereunder for the exercise of the Option, with respect to whole Shares only, by serving written notice of intent to exercise the Option delivered to the Company at its principal office (or to the Company’s designated agent), stating the number of Shares to be purchased, the person or persons in whose name the Shares are to be registered and each such person’s address and social security number. Such notice shall not be effective unless accompanied by payment in full of the Option Price for the number of Shares with respect to which the Option is then being exercised (the “Option Payment”) and cash equal to the required withholding taxes as set forth by Internal Revenue Service and applicable State tax guidelines for the employer’s minimum statutory withholding. The Option Payment shall be made in cash or cash equivalents or in whole Shares that have been held by the Optionee for at least six (6) months prior to the date of exercise valued at the Shares’ Fair Market Value on the date of exercise (or next succeeding trading date if the date of exercise is not a trading date) or the actual sales price of such Shares, together with any applicable withholding taxes, or by a combination of such cash (or cash equivalents) and Shares. The Optionee shall not be entitled to tender Shares pursuant to successive, substantially simultaneous exercises of the Option or any other stock option of the Company. Subject to applicable securities laws, the Optionee may also exercise the Option by delivering a notice of exercise of the Option and by simultaneously selling the Shares of Option Stock thereby acquired pursuant to a brokerage or similar agreement approved in advance by proper officers of the Company, using the proceeds of such sale as payment of the Option Payment, together with any applicable withholding taxes. For purposes of this Agreement, “Fair Market Value” means the closing sales price of the Shares on the New York Stock Exchange or the actual sales price of such Shares.
     4. Termination of Option. The Option will expire on April 17, 2016 which is ten (10) years from the Grant Date (the “Term”) with respect to any then unexercised portion thereof.
     5. No Right to Continued Employment. The grant of the Option shall not be construed as giving Optionee the right to be retained in the employ of the Company, and the Company may at any time dismiss Optionee from employment, free from any liability or any claim under the Plan.

     6. Adjustment to Option Stock. The Committee shall make equitable and appropriate adjustments in the terms and conditions of, and the criteria included in, this Option in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 of the Plan) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations or accounting principles in accordance with the Plan.
     7. Amendments to Option. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Option, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of the Optionee or any holder or beneficiary of the Option shall not to that extent be effective without the consent of the Optionee, holder or beneficiary affected.
     8. Limited Transferability. During the Optionee’s lifetime, this Option can be exercised only by the Optionee. This Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Optionee other than by will or the laws of descent and distribution. Any attempt to otherwise transfer this Option shall be void. No transfer of this Option by the Optionee by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer.
     9. Reservation of Shares. At all times during the term of this Option, the Company shall use its best efforts to reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of this Agreement.
     10. Plan Governs. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.
     11. Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.
     12. Notices. All notices required to be given under this Option shall be deemed to be received if delivered or mailed as provided for herein to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	HealthSpring, Inc. 9009 Carothers Parkway Building B, Suite 501

Franklin, Tennessee 37067 Attn: Corporate Secretary

To the Optionee:	The address then maintained with respect to the Optionee in the Company’s records.
     13. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.
     14. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Optionee and the Company for all purposes.
     15. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Optionee’s legal representative and assignees. All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be binding upon the Optionee’s heirs, executors, administrators, successors and assignees.

     IN WITNESS WHEREOF, the parties have caused this Non-Qualified Stock Option Agreement to be duly executed effective as of the day and year first above written.

HEALTHSPRING, INC.
By:	/s/ Gerald V. Coil

Optionee: Craig S. Schub
/s/ Craig S. Schub
Signature